SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2005, Eagle Hospitality Properties Trust, Inc. (the “Company”) completed a $110 million senior unsecured credit facility by and among U.S. Bank, as the Administrative Agent, Key Bank, as the Syndication Agent, and LaSalle Bank, as the Documentation Agent (the “Credit Agreement”). Other participating banks include Harris Nesbitt, Merrill Lynch Capital and Wachovia Bank N.A. The Credit Agreement, which can be increased at our option to $200 million, matures January 1, 2009 and has a one-year extension option. The interest on the facility is based on a spread over LIBOR of 160 basis points to 325 basis points, depending on the Company’s leverage levels. Based on the Company’s current leverage, the current rate is LIBOR plus 225 basis points.

As a result of the new facility, the Company has no significant debt on its balance sheet maturing within the next three years.

As of December 21, 2005, the Company had total outstanding debt of approximately $211.3 million, of which $22.5 million is outstanding on the new unsecured credit facility. The Company’s debt consists of $165.0 million of fixed-rate debt with a weighted average interest rate of 5.5% and $46.3 million of floating-rate debt with a weighted average interest rate of 6.3%. The combined mortgage debt of the Company had a weighted average interest rate of 5.6%.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Company announced that it completed a $110 million senior unsecured credit facility. A copy of the press release is furnished as an exhibit to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a) Exhibits

99.1 Press release dated December 21, 2005 issued by Eagle Hospitality Properties Trust, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Raymond D. Martz
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer

Dated: December 21, 2005

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